BJ’s Wholesale Club Holdings, Inc. Announces Record Fourth Quarter Fiscal 2018 Results
Provides Outlook for Fiscal 2019

•	Comparable club sales excluding gasoline sales increased 2.9% for the quarter and 2.2% for the full year

•	Income from continuing operations of $63.7 million for the quarter and $127.1 million for the full year

•	Record fourth quarter Adjusted EBITDA of $165.4 million and $578.4 million for the full year

•	Net income of $64.3 million, or $0.46 per diluted share, and Adjusted net income of $62.1 million, or $0.44 per diluted share, for the quarter

•	Net income of $127.3 million, or $1.05 per diluted share, and Adjusted net income of $186.2 million, or $1.33 per diluted share, for the full year

•	Provides outlook for fiscal 2019

Westborough, MA (March 6, 2019) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) today announced its financial results for the thirteen and fifty-two weeks ended February 2, 2019.

“We’re pleased with our fourth quarter and full year performance, which exceeded our expectations for sales and earnings,” said Christopher J. Baldwin, Chairman and Chief Executive Officer, BJ’s Wholesale Club. “We ended the year with all-time high renewal rates and membership fee income. We delivered strong fourth quarter merchandise comp sales, supported by a successful holiday season and continued momentum through January. Looking ahead, we intend to continue to invest in our strategic priorities and look forward to driving further improvement in our business in 2019 and beyond.”

Key Measures for the Thirteen Weeks (Q4 FY 2018) and Fifty-two Weeks (FY 2018) Ended February 2, 2019:

BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended February 2, 2019	14 Weeks Ended February 3, 2018	% Growth	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018	% Growth
Net sales	$3,343,814	$3,489,973	(4.2)%	$12,724,454	$12,495,995	1.8%
Membership fee income	73,068	66,016	10.7%	282,893	258,594	9.4%
Total revenues	3,416,882	3,555,989	(3.9)%	13,007,347	12,754,589	2.0%

Operating income	109,882	92,735	18.5%	303,453	220,272	37.8%
Income from continuing operations	63,713	68,074	(6.4)%	127,092	51,975	144.5%
Adjusted EBITDA (a)	165,369	157,998	4.7%	578,426	533,507	8.4%
Net income	64,307	66,708	(3.6)%	127,261	50,301	153.0%
EPS (b)	0.46	0.71	(35.2)%	1.05	0.54	94.4%
Adjusted net income (a)	62,106	50,633	22.7%	186,153	123,092	51.2%
Adjusted EPS (a)	0.44	0.36	22.2%	1.33	0.88	51.1%
Basic weighted average shares	135,910	88,454	53.7%	116,599	88,386	31.9%
Diluted weighted average shares	139,708	93,514	49.4%	121,135	92,264	31.3%

a)	See “Note Regarding Non-GAAP Financial Information” beginning on Page 8

b)	EPS represents earnings per diluted share

53rd Week:

•
The fourth quarter and full year of fiscal 2017 included one additional week ("53rd week") compared to the fourth quarter and full year of fiscal 2018. Net sales and Net income for the 53rd week were approximately $240 million and $7 million, respectively.

•	Comparable club sales are calculated using the National Retail Federation's restated calendar comparing similar weeks and exclude the 53rd week in fiscal 2017.

Additional Highlights:

•
Comparable club sales for the fourth quarter of fiscal 2018 increased 2.8% compared to the fourth quarter of fiscal 2017. Excluding the impact of gasoline sales, merchandise comparable sales increased 2.9%, representing the sixth consecutive quarter of positive merchandise comparable sales. For fiscal 2018, comparable sales increased 3.7% compared to fiscal 2017. Excluding the impact of gasoline sales, merchandise comparable sales for fiscal 2018 increased 2.2% compared to fiscal 2017.

•
Gross profit increased to $628.9 million in the fourth quarter of fiscal 2018 from $621.3 million in the fourth quarter of fiscal 2017. For the full year gross profit increased to $2.36 billion from $2.24 billion in fiscal 2017. Excluding the impact of gasoline sales and membership fee income, merchandise gross margin rate increased by approximately 10 basis points over the fourth quarter of fiscal 2017 and by approximately 60 basis points over the full year of fiscal 2017. The improvement was primarily driven by continued progress in our category profitability improvement program.

•
Selling, general and administrative expenses ("SG&A") were $517.0 million in the fourth quarter of fiscal 2018 compared to $527.7 million in the fourth quarter of fiscal 2017 and were $2.05 billion in fiscal 2018 compared to $2.02 billion in fiscal 2017.  SG&A, excluding charges associated with stock-based compensation related to our initial public offering (“IPO”), costs related to our IPO and the registered offering by selling stockholders (the "offering costs"), club asset impairment charges, voluntary retirement severance costs, management fees and compensatory payments related to stock options, was $516.3 million in the fourth quarter of fiscal 2018 compared to $516.7 million in the fourth quarter of fiscal 2017 and was $2.0 billion in fiscal 2018 compared to $1.9 billion in fiscal 2017. The increase in SG&A reflects continued investments to drive the Company’s strategic priorities.

•
Operating income increased to $109.9 million, or 3.2% of total revenue in the fourth quarter of fiscal 2018 compared to $92.7 million, or 2.6% of total revenue,in the fourth quarter of fiscal 2017. Excluding the voluntary retirement severance costs and management fees, operating income was $103.8 million, or 2.9% of total revenues, in the fourth quarter of fiscal 2017. In fiscal 2018, operating income increased to $303.5 million from $220.3 million in the prior year. Excluding charges associated with stock-based compensation related to our IPO, costs related to our IPO and the secondary offering, club asset impairment charges, voluntary retirement severance costs, management fees and compensatory payments related to stock options, operating income increased to $363.5 million in fiscal 2018 from $336.4 million in the prior year.

•
Interest expense, net, decreased to $26.7 million in the fourth quarter of fiscal 2018 compared to $46.5 million in the fourth quarter of fiscal 2017. Excluding interest expense incurred on our second lien term loan prior to the paydown, interest expense, net, would have been $31.1 million in the fourth quarter of fiscal 2017. Interest expense, net, decreased to $164.5 million in fiscal 2018 from $196.7 million in fiscal 2017. Excluding expenses associated with the 2018 repricing of our outstanding borrowings, expenses associated with the paydown of our second lien term loan in the second quarter of 2018 and interest expense incurred on our second lien term loan prior to this paydown, interest expense, net, would have been $114.8 million in fiscal 2018 compared to $139.5 million in fiscal 2017. The decline in interest expense reflects the pay down of debt and the benefit of repricing our first lien term loan and ABL facilities in the third quarter of fiscal 2018.

•
Income tax expense was $19.4 million in the fourth quarter of fiscal 2018 compared to an income tax benefit of $21.9 million in the fourth quarter of fiscal 2017. The fourth quarter of fiscal 2018 included a benefit of $2.7 million from windfall tax benefits related to exercised stock options. The fourth quarter of fiscal 2017 included a benefit of approximately $32.1 million, associated with re-measurement of net deferred tax liabilities resulting from the Tax Cuts and Jobs Act of 2017. For fiscal 2018, income tax expense was $11.8 million compared to a benefit of $28.4 million in fiscal 2017.

Fiscal Year (FY) 2019 Outlook

Outlook
FY Ending February 1, 2020(a)	Outlook
Amounts in millions, except for per share amounts. Net sales is in billions.	FY 2019

Net sales	$12.9 - $13.2
Merchandise Comparable Store Sales (b)	1.5% - 2.5%
Income from Continuing Operations	$200 - $212
Adjusted EBITDA	$590 - $600
Interest expense	$105- $110
Tax Rate(c)	Approx. 25%
Net income	$200 - $212
EPS (d)	$1.42 - $1.50
Capital Expenditures	Approx. $200

a)	Reflects the estimated impact of adopting the lease accounting standard. The new standard is not expected to have a material impact on earnings.

b)	Merchandise comparable store sales excludes gasoline.

c)	Tax rate reflects statutory rate of 28.1% offset by estimated future windfall stock benefits.

d)	Based on estimated diluted weighted average shares outstanding of approximately 141 million.

Conference Call Details

A conference call to discuss the fourth quarter fiscal 2018 financial results is scheduled for today, March 6, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.bjs.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 416-621-4642 and entering the access code 7493058. The recorded replay will be available until March 13, 2019 and an online archive of the webcast will be available for one year.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 216 clubs and 138 BJ's Gas® locations in 16 states.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities; our anticipated fiscal 2019 outlook; and our future progress, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; and other important factors discussed under the caption “Risk Factors” in our final prospectus under Rule 424(b) filed with the U.S. Securities and Exchange Commission (“SEC”) on February 21, 2019, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended February 2, 2019	14 Weeks Ended February 3, 2018	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018
Net sales	$3,343,814	$3,489,973	$12,724,454	$12,495,995
Membership fee income	73,068	66,016	282,893	258,594
Total revenues	3,416,882	3,555,989	13,007,347	12,754,589
Cost of sales	2,787,937	2,934,702	10,646,452	10,513,492
Selling, general and administrative expenses	517,010	527,704	2,051,324	2,017,821
Preopening expense	2,053	848	6,118	3,004
Operating income	109,882	92,735	303,453	220,272
Interest expense, net	26,748	46,513	164,535	196,724
Income from continuing operations before income taxes	83,134	46,222	138,918	23,548
Provision (benefit) for income taxes	19,421	(21,852)	11,826	(28,427)
Income from continuing operations	63,713	68,074	127,092	51,975
Income (loss) from discontinued operations, net of income taxes	594	(1,366)	169	(1,674)
Net income	$64,307	$66,708	$127,261	$50,301
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.47	$0.77	$1.09	$0.59
Loss from discontinued operations	—	(0.02)	—	(0.02)
Net income	$0.47	$0.75	$1.09	$0.57
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.46	$0.73	$1.05	$0.56
Loss from discontinued operations	—	(0.02)	—	(0.02)
Net income	$0.46	$0.71	$1.05	$0.54
Weighted average number of common shares outstanding:
Basic	135,910	88,454	116,599	88,386
Diluted	139,708	93,514	121,135	92,264

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)
	February 2, 2019	February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$27,146	$34,954
Accounts receivable, net	194,300	190,756
Merchandise inventories	1,052,306	1,019,138
Prepaid expense and other current assets	63,454	81,972
Prepaid federal and state income taxes	—	9,784
Total current assets	1,337,206	1,336,604

Property and equipment, net	748,778	758,750
Goodwill	924,134	924,134
Intangibles, net	200,870	224,876
Other assets	28,297	29,492
Total assets	$3,239,285	$3,273,856

LIABILITIES
Current liabilities:
Current portion of long-term debt	$254,377	$219,750
Accounts payable	816,880	751,948
Accrued expenses and other current liabilities	504,834	495,767
Accrued federal and state income taxes	858	—
Closed store obligations due within one year	739	2,122
Total current liabilities	1,577,688	1,469,587

Long-term debt	1,546,471	2,492,660
Noncurrent closed store obligations	2,450	6,561
Deferred income taxes	36,937	57,074
Other noncurrent liabilities	277,823	267,393

STOCKHOLDERS' DEFICIT	(202,084)	(1,019,419)
Total liabilities and stockholders' deficit	$3,239,285	$3,273,856

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$127,261	$50,301
Adjustments to reconcile net income to net cash provided by operating activities:
Charges for discontinued operations	(235)	2,766
Depreciation and amortization	162,223	164,061
Amortization of debt issuance costs and accretion of original issues discount	6,556	8,463
Debt extinguishment and refinancing charges	23,602	9,788
Impairment charges for assets held for sale	3,962	—
Other non-cash items, net	2,362	3,892
Stock-based compensation expense	57,677	9,102
Deferred income tax provision	(12,242)	(35,623)
Changes in operating assets and liabilities
Accounts receivable	(3,976)	(24,507)
Merchandise inventories	(33,168)	12,706
Accounts payable	49,114	43,604
Accrued expenses	21,485	23,241
Accrued income taxes	10,642	(12,651)
Other operating assets and liabilities, net	11,840	(45,058)
Net cash provided by operating activities	$427,103	$210,085
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals	(145,913)	(137,466)
Net cash used in investing activities	$(145,913)	$(137,466)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	$—	$547,544
Principal payments on long term debt	(36,167)	(14,437)
Paydown of First Lien Term Loan and extinguishment of Second Lien Term Loan	(975,633)	—
Net proceeds from ABL facility	72,000	162,000
Debt issuance costs paid	(982)	(24,635)
Dividends paid	(25)	(735,518)
Net cash received (paid) from stock option exercises	(14,240)	858
Cash paid for share repurchases	—	(1,969)
Acquisition of treasury stock	(19,109)	—
Proceeds from Initial Public Offering, net of underwriters discount and commission	690,970	—
Payment of Initial Public Offering costs	(5,081)	—
Other financing activities	(731)	(3,472)
Net cash used in financing activities	$(288,998)	$(69,629)
Net decrease in cash and cash equivalents	(7,808)	2,990
Cash and cash equivalents at beginning of period	34,954	31,964
Cash and cash equivalents at end of period	$27,146	$34,954

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, and adjusted EBITDA.

We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to the IPO; offering costs; management fees; charges incurred in the 2017 dividend recapitalization; compensatory payments related to options; club asset impairment; charges related to extinguishing the second lien term loan; interest and amortization on the second lien term loan; charges and write-off fees related to the 2018 debt refinancings; the windfall tax benefit from stock exercises; voluntary retirement severance costs, net tax benefit related to the re-measurement of net deferred tax liabilities as a result of the U.S. tax reform enacted in December 2017 and the tax impact of the foregoing adjustments on net income.

We define adjusted net income per diluted share as adjusted net income divided by the diluted shares outstanding on the last day of the latest period presented.

We define adjusted EBITDA as income from continuing operations before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: compensatory payments related to options; stock-based compensation expense; preopening expenses; management fees; non-cash rent; strategic consulting; severance; offering costs; and other adjustments.

We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share and adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share and adjusted EBITDA should not be considered as alternatives to any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, or adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, or adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended February 2, 2019	14 Weeks Ended February 3, 2018	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018
Net income as reported	$64,307	$66,708	$127,261	$50,301
Adjustments
Stock-based compensation related to IPO (a)	—	—	48,927	—
Offering costs (b)	660	—	3,803	—
Management fees (c)	—	1,965	3,333	8,038
Charges incurred in the 2017 dividend recapitalization (d)	—	—	—	21,061
Compensatory payments related to options (e)	—	—	—	77,953
Club asset impairment (f)	—	—	3,962	—
Charges related to extinguishing Second Lien Term Loan (g)	—	—	19,159	—
Interest and amortization on Second Lien Term Loan (h)	—	15,427	24,341	57,225
Charges and write-offs related to 2018 debt refinancings (i)	—	—	6,240	—
Windfall tax benefit from stock exercises (j)	(2,676)	—	(20,029)	—
Voluntary retirement severance (k)	—	9,065	—	9,065
Net tax benefit related to U.S. Tax Reform (l)	—	(32,081)	—	(32,081)
Tax impact of adjustments to net income (m)	(185)	(10,451)	(30,844)	(68,470)
Adjusted net income	$62,106	$50,633	$186,153	$123,092

Weighted average fully diluted shares outstanding	139,708	93,514	121,135	92,264
Fully diluted shares outstanding at February 2, 2019	139,708	139,708	139,708	139,708
Adjusted net income per diluted share (n)	$0.44	$0.36	$1.33	$0.88

(a)	Represents one-time stock-based compensation expense for certain restricted stock and stock option awards issued in connection with our IPO.

(b)	Represents one-time costs related to our IPO, secondary offering and other shareholder related filings.

(c)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.

(d)	Represents the write-off of certain deferred financing charges and other amounts in connection with the 2017 dividend recapitalization.

(e)	Represents payments to holders of our stock options made pursuant to antidilutive provisions in connection with dividends paid to our shareholders.

(f)	Represents the impairment charges related to a club relocated in 2018.

(g)	Represents the write-off of certain deferred financing charges and a prepayment penalty associated with the payoff of our second lien term loan.

(h)	Represents the historical interest expense associated with the second lien term loan that was paid in full with proceeds from our IPO.

(i)	Represents fees and the write-off of deferred fees associated with the repricing of the Company’s first lien term loan and ABL facility.

(j)	Represents the windfall tax benefit to the Company due to the exercise of stock options in connection with the secondary offering and of certain stock options by former employees of the Company.

(k)	Represents termination costs associated with our voluntary retirement packages issued in January 2018.

(l)	Represents the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

(m)	Represents the tax effect of the above adjustments at an effective tax rate of approximately 28%, as applicable.

(n)	Adjusted net income per diluted share is measured using the fully diluted shares outstanding at February 2, 2019 of 139.7 million shares for all periods presented.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
RECONCILIATION OF ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Income from continuing operations	$63,713	$68,074	$127,092	$51,975
Interest expense, net	26,748	46,513	164,535	196,724
Provision (benefit) for income taxes	19,421	(21,852)	11,826	(28,427)
Depreciation and amortization	39,789	40,657	162,223	164,061
Compensatory payments related to options (a)	—	—	—	77,953
Stock-based compensation expense (b)	2,932	1,453	58,917	9,102
Preopening expenses (c)	2,053	848	6,118	3,004
Management fees (d)	—	1,965	3,333	8,038
non-cash rent (e )	1,273	1,010	4,864	5,391
Strategic consulting (f)	10,917	5,914	33,486	30,316
Severance (g)	—	9,065	960	9,065
Offering costs (h)	660	—	3,803	—
Other adjustments (i)	(2,137)	4,351	1,269	6,305
Adjusted EBITDA	$165,369	$157,998	$578,426	$533,507

(a)	Represents payments to holders of our stock options made pursuant to antidilutive provisions in connection with dividends paid to our shareholders.

(b)	Represents total stock-based compensation expense and includes one-time expense related to certain restricted stock and stock option awards issued in connection with our IPO.

(c)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(d)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.

(e)	Consists of an adjustment to remove the non-cash portion of rent expense, which has been recorded on a straight-line basis in accordance with GAAP.

(f)	Represents fees paid to external consultants for strategic initiatives of limited duration.

(g)	Represents termination costs to a former executive and termination costs associated with our voluntary retirement packages issued in January 2018.

(h)	Represents one-time costs related to our IPO, secondary offering and other shareholder related filings.

(i)
Other non-cash items, including amortization of a deferred gain from sale lease back transactions in 2013, non-cash accretion on asset retirement obligations, obligations associated with our post-retirement medical plan, impairment charges related to a club that was relocated in 2018 and a gain from a third party settlement.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year 2019 Outlook for Adjusted EBITDA
(Amounts in millions)
(Unaudited)
	Fiscal Year 2019 Outlook
	Low End	High End
Income from continuing operations	$200	$212
Interest expense, net	110	105
Provision (benefit) for income taxes	67	70
Depreciation and amortization	165	165
Stock Based Compensation	20	20
Preopening expenses (a)	12	12
non-cash rent (b)	4	4
Strategic consulting (c)	12	12
Adjusted EBITDA	$590	$600

(a)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(b)	Consists of an adjustment to remove the non-cash portion of rent expense.

(c)	Represents fees paid to external consultants for strategic initiatives of limited duration.

Investor Contact:
Faten Freiha, BJ's Wholesale Club
(774) 512-6320
ffreiha@bjs.com

Media Contact:
Kirk Saville, BJ’s Wholesale Club
(774) 512-7425
ksaville@bjs.com